 Carolina Trust BancShares, Inc. holding company for:      Investor Presentation  NASDAQ: CARTAcquisition Announcement of Clover Community Bankshares, Inc.June 15, 2018  Exhibit 99.02

 Cautionary statement regarding forward-looking information  Certain statements in this presentation contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, such as statements relating to future plans and expectations, and are thus prospective. Such forward-looking statements include but are not limited to statements with respect to plans, objectives, expectations, and intentions and other statements that are not historical facts, and other statements identified by words such as “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “targets,” and “projects,” as well as similar expressions. Such statements are subject to risks, uncertainties, and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements.Although we believe that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could prove to be inaccurate. Therefore, we can give no assurance that the results contemplated in the forward-looking statements will be realized. The inclusion of this forward-looking information should not be construed as a representation by Carolina Trust BancShares, Inc. (“CART”) or any person that such future events, plans, or expectations will occur or be achieved.In addition to factors previously disclosed in documents filed by CART with the Securities and Exchange Commission (the “SEC”), additional risks and uncertainties may include, but are not limited to, the occurrence of any event, change or other circumstances that could give rise to the right of one or both of the parties to terminate the definitive merger agreement between CART and Clover Community Bankshares, Inc. (“Clover”); the outcome of any legal proceedings that may be instituted against CART or Clover; the failure to obtain necessary regulatory approvals (and the risk that such approvals may result in the imposition of conditions that could adversely affect the combined company or the expected benefits of the transaction), and shareholder approvals or to satisfy any of the other conditions to the transaction on a timely basis or at all; the possibility that the anticipated benefits of the transaction are not realized when expected or at all, including as a result of the impact of, or problems arising from the integration of the two companies or as a result of the strength of the economy and competitive factors in the areas where CART and Clover do business; the possibility that the transaction may be more expensive to complete than anticipated, including as a result of unexpected factors or events; diversion of management’s attention from ongoing business operations and opportunities; potential adverse reactions or changes to business or employee relationships, including those resulting from the announcement or completion of the transaction; CART’s ability to complete the acquisition and integration of Clover successfully; credit risk associated with commercial real estate, commercial business and construction lending; interest rate risk involving the effect of a change in interest rates on both of CART’s and Clover’s earnings and the market value of the portfolio; liquidity risk affecting each company’s ability to meet its obligations when they come due; price risk focusing on changes in market factors that may affect the value of traded instruments; transaction risk arising from problems with service or product delivery; compliance risk involving risk to earnings or capital resulting from violations of or nonconformance with laws, rules, regulations, prescribed practices, or ethical standards; strategic risk resulting from adverse business decisions or improper implementation of business decisions; reputation risk that adversely affects earnings or capital arising from negative public opinion; cybersecurity risk related to the dependence of CART and Clover on internal computer systems and the technology of outside service providers, as well as the potential impacts of third-party security breaches, which subjects each company to potential business disruptions or financial losses resulting from deliberate attacks or unintentional events.All subsequent written and oral forward-looking statements concerning CART or any person acting on its behalf is expressly qualified in its entirety by the cautionary statements above. We do not undertake any obligation to update any forward-looking statement to reflect circumstances or events that occur after the date the forward-looking statements are made.

 Additional Information about the merger    This presentation does not constitute an offer to sell or the solicitation of an offer to buy any securities, or a solicitation of any vote or approval, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction. In connection with the proposed merger, CART will file with the SEC a registration statement on Form S-4 with respect to the offering of CART common stock as the merger consideration under the Securities Act of 1933, which will include a joint proxy statement of CART and Clover and a prospectus of CART. A definitive joint proxy statement/prospectus will be sent to the shareholders of each company seeking the required shareholder approvals. Investors and security holders are urged to read the registration statement and joint proxy statement/prospectus and other relevant documents when they become available because they will contain important information about the merger.You will be able to obtain free copies of these documents through the website maintained by the SEC at http://www.sec.gov. You may also obtain free copies of these documents by directing a request by telephone or mail to Carolina Trust BancShares, Inc., 901 East Main Street, Lincolnton, North Carolina 28092, (704) 735-1104, or by accessing these documents at Carolina Trust’s website: www.carolinatrust.com; or by directing a request by telephone or mail to Clover Community Bankshares, Inc., 124 North Main Street, Clover, SC 29710, (803) 222-7660. The information on CART’s website is not, and shall not be deemed to be, a part of or incorporated into any filings made with the SEC.CART, Clover, and their respective directors and executive officers may be deemed to be participants in the solicitation of proxies from the shareholders of CART and Clover in connection with the merger. Information about the directors and executive officers of CART and their ownership of CART common stock is set forth in CART’s definitive proxy statement as previously filed with the SEC on March 29, 2018. Information about the directors and executive officers of Clover and their ownership of Clover common stock may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available. Additional information regarding the interests of these participants and other persons who may be deemed participants in the merger may be obtained by reading the joint proxy statement/prospectus regarding the merger when it becomes available.

ACQUISITION OVERVIEW AND RATIONALE

- Increases Scale and Geographic Diversity
  - Pro forma company will have 11 branches, $600+ million in assets, nearly $450 million in loans, and over 100 employees
- Improves Market Position
  - Fortifies position in current markets and provides for expansion to contiguous markets around the Charlotte-Gastonia-Concord NC-SC MSA (the "Charlotte MSA")
- Ability to Leverage Clover's Balance Sheet
  - Improves deposit composition and cost of funds
  - Adds balance sheet liquidity and capacity to continue capitalizing on strong growth opportunities
- Financially Attractive
  - Immediately improves profitability and performance metrics
  - Projected EPS accretion of 40%+ in 2019 and 2020
  - Tangible book value earnback of approximately three years
- Expands Products to Serve New & Existing Customers
  - Streamlined consumer and small business lending, retail banking, mortgage banking, treasury services, and available nationwide ATM network
- Thorough Due Diligence Process
  - Extensive due diligence completed by the senior leadership team
  - Significant credit due diligence was undertaken in consultation with an outside 3rd party advisor
  - Similar culture and conservative approach to lending

Pro Forma Footprint



Greensboro
Raleigh
Charlotte
Clover
Lincolnton
Charlotte
Carolina Trust Bank (9)
Clover Community Bank (2)

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OVERVIEW OF TRANSACTION TERMS

Transaction	Clover Community Bankshares, Inc. to be merged with and into Carolina Trust BancShares, Inc.
Acquirer	Carolina Trust BancShares, Inc. (NASDAQ: CART)
Target	Clover Community Bankshares, Inc.
Stock Consideration	Fixed exchange ratio of 2.7181 shares of CART common stock for each share of Clover common stock for 80% of Clover common shares
Cash Consideration	$22.00 per share for 20% of Clover common shares
Indicative Value	$22.00 per share or approximately $21.5 million in aggregate value (1)
Pro-forma Ownership	77.1% CART / 22.9% Clover
Board Composition	Two Clover directors will be invited to join the Carolina Trust Bank board of directors at the closing of the merger, and CART has agreed to nominate one of the incoming directors for election to the board of directors of CART at its next annual meeting of shareholders
Required Approvals	Customary closing conditions including regulatory, CART and Clover shareholder approvals
Expected Closing	Fourth quarter 2018

(1) Based on CART's 10-day volume weighted average closing price as of June 12, 2018

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TRANSACTION MULTIPLES AND KEY ASSUMPTIONS

Transaction Multiples	• Price / Tangible Book Value: 163.2% • Price / LTM Earnings: 22.3x • Price / LTM Adjusted Earnings [(1)]: 18.0x • Core Deposit Premium: 7.8%
Cost Savings	• ~47% of Clover's non-interest expense • Savings phased in 10% in 2018, 90% in 2019 and 100% thereafter
One-time Transaction Costs	• $3.9 million of total pre-tax costs • Fully-included in all transaction metrics at close
Purchase Accounting / Fair Value Marks	• Gross credit mark on loans and OREO of $2.5 million (non-accreted) • Other purchase accounting fair market adjustments equate to a net write-up of $921,000 • CDI of 1.5% on non-time deposits amortized straight-line over 10 years
Redeployment of Clover Liquidity	• Assumes Clover's excess liquidity redeployed from securities into loans to achieve loan / deposit ratio of 95% at Clover by end of 2020 • Additional interest income earned based on spread of new loans over yield on existing securities

(1) Excludes impact of Q4 2017 DTA write-down

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OVERVIEW OF CLOVER COMMUNITY BANKSHARES

Company Highlights

- Clover Community Bankshares, Inc. is the holding company for its wholly-owned bank subsidiary, Clover Community Bank
- The bank was established in 1987 and the holding company in 1998
- Headquartered in Clover, South Carolina and operates two banking offices in the Charlotte MSA
- Attractive, low-cost deposit base with ~22% non-interest bearing deposits
- Steady operating performance with an ROAA consistently around 1.00% for the last 5 years (1)

Clover Community Banking Offices



Bowling Green
108
152
274
STEELE CREEK
321
422
Clover
49
54
Lake Wylie
49
151
55
64
238
114
274
321
NORTH CAROLIN

Bank-level Financial Highlights

($000s, except share values)	2013	2014	2015	2016	2017	2018Q1
Balance Sheet						
Total Assets	117,463	120,567	127,784	126,976	127,870	130,221
Total Loans HFI	66,954	67,519	69,560	71,627	72,019	69,509
Total Deposits	104,791	107,442	113,823	111,776	112,989	115,708
Loans / Deposits (%)	64	63	61	64	64	60
Cash & Securities / Assets (%)	38	40	42	38	38	41
Capital Position						
Total Equity	12,050	12,370	13,059	13,172	13,575	13,203
Tangible Common Equity	12,050	12,370	13,059	13,172	13,575	13,203
TCE Ratio (%)	10.3	10.3	10.2	10.4	10.6	10.1
Leverage Ratio (%)	10.4	9.7	9.7	9.9	9.9	10.3
Total RBC Ratio (%)	17.0	16.4	15.4	15.9	16.6	16.7
Profitability						
Net Income	1,408	1,246	1,271	1,274	1,056	302
ROAA (%)	1.19	1.04	1.02	1.00	0.80	0.95
ROAE (%)	11.92	10.53	10.00	9.40	7.72	9.02
Non-int. Inc. / Avg. Assets (%)	1.20	1.00	0.93	0.91	0.91	0.96
Non-int. Exp. / Avg. Assets (%)	3.32	3.30	3.25	3.46	3.64	3.76
Efficiency Ratio (%)	66	68	68	71	72	75
Asset Quality						
NPAs / Assets (%)	1.41	0.93	1.52	1.27	2.56	3.69
Reserves / NPLs (%)	428	653	166	448	66	38
Reserves / Gross Loans (%)	3.43	3.10	2.88	1.83	1.88	1.94
Yields & Costs						
Net Interest Margin (%)	4.09	4.00	3.90	4.06	4.31	4.25
Yield on Loans (%)	6.07	5.78	5.62	5.72	5.78	5.63
Cost of Funds (%)	0.39	0.28	0.17	0.13	0.15	0.14
Cost of Deposits (%)	0.39	0.28	0.17	0.13	0.14	0.14

Source: S&P Global Market Intelligence
(1) Based on 2017 adjusted ROAA to normalize impact of $230,000 DTA write-down

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 Pro-forma loan & Deposit Composition  Deposit Composition ($000s)  Carolina Trust Bank  Clover Community Bank  Combined (1)  Total Deposits: $115,708  Total Deposits: $373,653  Total Deposits: $489,361      (1) Excludes impact of purchase accounting adjustmentsNote: Bank-level loan and deposit data as of March 31, 2018; most recent quarter loan yields and deposit costsSource: S&P Global Market Intelligence  Loan-to-Deposit Ratio: 98.2%  Loan-to-Deposit Ratio: 60.1%  Loan-to-Deposit Ratio: 89.2%  Loan Composition ($000s)  Carolina Trust Bank   Clover Community Bank  Combined (1)  Total Loans & Leases: $69,509  Total Loans & Leases: $367,039  Total Loans & Leases: $436,548

CHARLOTTE, NC MSA MARKET OVERVIEW

Charlotte Market Overview

- Charlotte is the second fastest growing city in the United States, with projected population growth of 7.2% vs. the national average of 3.5%
- The Charlotte MSA is one of the most widely-educated city centers in the country
  - 28% of the population has attained a bachelors degree vs. the national average of 18%
  - Home to 18 universities and six community colleges
- There were 960 foreign-owned companies in the Charlotte MSA in 2015, compared to 606 in 2003
- Charlotte ranked number six in fastest growing metros by gross domestic product
- There are 17 Fortune-1000 companies headquartered in the Charlotte MSA, with a total annual revenue of over $260 billion

Demographically Accretive (1)

2010 – 2018 Actual Pop. Growth



5.8%
12.2%
14.5%
U.S.
CART
Clover

2018 – 2023 Proj. Pop. Growth



3.5%
6.4%
7.2%
U.S.
CART
Clover

Top Employers in the Market

American Airlines, Bank of America, Wells Fargo, Carolinas HealthCare System, Novant Health, Duke Energy, TIAA, Daimler, Red Ventures, UNC Charlotte

(1) Weighted-average growth rate for each MSA that the banks operate in
Source: Charlotte Chamber of Commerce, S&P Global Market Intelligence

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OVERVIEW OF PRO FORMA FRANCHISE



Carolina Trust Bank (9)
Clover Community Bank (2)
Morganton
Icard
Hickory
Statesville
Newton
Mooresville
Kannapolis
Lincolnton
Concord
Cherryville
Forest City
Columbus
Shelby
Gastonia
Charlotte
Matthews
Highland
Boiling Springs
Gaffney
Cowpens
York

Estimated Pro Forma Financial Highlights (1)

Banking Offices:	11
Assets:	~$600 million
Gross Loans:	~$450 million
Deposits:	~$500 million
Shareholders' Equity:	~$65 million
TCE / TA:	9.1%
Leverage Ratio:	10.4%

Charlotte MSA Deposit Market Share (2)

	Company	City	State	Active Branches	Deposits ($000)	Deposit Market Share
1	First Citizens BancShares Inc.	Raleigh	NC	45	2,514,815	1.16
2	South State Corp.	Columbia	SC	22	1,653,801	0.76
3	F.N.B. Corp.	Pittsburgh	PA	16	749,245	0.35
4	Pinnacle Financial Partners Inc.	Nashville	TN	9	722,815	0.33
5	First Horizon National Corp.	Memphis	TN	16	636,568	0.29
6	F & M Financial Corp.	Salisbury	NC	11	542,859	0.25
	Combined Company	**Lincolnton**	**NC**	**8**	**401,064**	**0.18**
7	TowneBank	Portsmouth	VA	1	375,048	0.17
8	First Federal Savings Bank of Lincolnton	Lincolnton	NC	4	311,711	0.14
9	Bank of the Ozarks	Little Rock	AR	9	284,542	0.13
10	Carolina Trust BancShares Inc.	Lincolnton	NC	6	283,771	0.13
11	Aquesta Financial Holdings Inc.	Cornelius	NC	6	271,933	0.13
12	Park National Corp.	Newark	OH	2	265,906	0.12
13	Peoples Bancorp of North Carolina Inc.	Newton	NC	7	210,036	0.10
14	First Bancorp	Southern Pines	NC	8	196,472	0.09
15	York Bancshares Inc.	York	SC	4	195,028	0.09
19	**Clover Community Bankshares Inc.**	**Clover**	**SC**	**2**	**117,293**	**0.04**
	Other Market Participants (17)			*40*	*636,747*	*0.31*
	Market Total			*524*	*217,126,328*	*100.00*

Source: S&P Global Market Intelligence
(1) Estimated pro forma financials at September 30, 2018
(2) Excludes banks greater than $50 billion in assets; data as of June 30, 2017

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TRANSACTION SUMMARY

- Combination is expected to be highly accretive on both a franchise and earnings basis
- Combination creates a larger and more geographically diversified franchise with greater ability to accelerate growth in the attractive Charlotte MSA
- Expands Carolina Trust Bank's products suite to better serve new and existing customers
- Over $400 million of combined deposits in Charlotte MSA (number 2 ranked market share for community banks with under $10 billion in assets)
- Clover's attractive deposit franchise pairs well with CART's strong growth engine
- Expected to be accretive to earnings per share in the first year, excluding transaction related expenses
- Pro forma company expects to remain well-capitalized with the ability to support enhanced growth potential
- Continued management focus on maximizing shareholder value

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